As filed with the Securities and Exchange Commission on July 28, 1999

                                                                Registration No.
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   ----------

                                    FORM S-8

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                              THE TIREX CORPORATION
             (Exact name of registrant as specified in its charter)

         Delaware                                                  3282985
(State or other jurisdiction of                                 (I.R.S. Employer
  incorporation or organization)                             Identification No.)

  740 St. Maurice, Suite 201
  Montreal, Quebec                                                 H3C 1L5
(Address of Principal Executive Offices)                         (Zip Code)

                EMPLOYMENT AGREEMENTS BETWEEN THE REGISTRANT AND:
                     FRANCES KATZ LEVINE AND SCOTT RAPFOGEL
                            (Full title of the Plan)

                               Frances Katz Levine
                                 621 Clove Road
                             Staten Island, NY 10310
           (Name and address, including zip code of agent for service)

                                 (718) 981-8485
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE
======================================================================================================
                                               Proposed Maximum   Proposed Maximum        Amount of
Title of Securities            Amount to be     Offering Price    Aggregate Offering      Registration
  to be Registered               Registered        per Share*          Price*                 Fee
------------------------------------------------------------------------------------------------------

======================================================================================================
Common Stock, Par Value,
$.001 Per Share,
Pursuant to The Exercise
of Options Granted Under
Employment Agreement with:

Scott Rapfogel                 2,000,000               $.075          $150,000               $45.45

Frances Katz Levine            2,000,000               $.075          $150,000               $45.45

                           TOTAL                                                             $100
======================================================================================================

* Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(g) on the basis of the average of the closing bid and ask prices of the Common Stock of the Registrant as traded in the over-the-counter market and reported in the Electronic Bulletin Board of the National Association of Securities Dealers on July 21, 1999.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

         The  following   documents  are   incorporated  by  reference  in  this
registration statement.

(a)      Registrant's  Annual  Report on Form  10-KSB for the fiscal  year ended
         June 30, 1998, filed pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

(b) Registrant's quarterly reports on Forms 10-QSB for the fiscal quarters ended September 30, 1998, December 31, 1998 and March 31, 1999 filed pursuant to Section 15(d) of the Exchange Act, and Registrant's Current Reports on Form 8-K, dated May 27, 1998 (filed with the Commission on August 3, 1998), September 14, 1998 (filed with the Commission on September 18, 1998), March 17, 1999 (filed with the Commission on March 23, 1999), May 4, 1999 (filed with the Commission on May 18, 1999), and May 10, 1999 (filed with the Commission on May 24, 1999).

         All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14, and 15(d) of the Securities Act and Sections 13(a), 13(c), and 14 of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereunder have been sold, or which registers all securities then remaining unsold under this registration statement, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

         The authorized capital stock of Registrant consists of one hundred twenty million shares (120,000,000), par value $.001 per share, of which one hundred fifteen million, (115,000,000) shares are designated Common Stock par value $.001 per share, and five million (5,000,000) shares are designated Class A Stock, par value $.001 per share. As at July 6, 1999 there were one hundred one million, eight hundred fifty four thousand, nine hundred seventy six (101,854,976) shares of Common Stock issued and outstanding. The Class A Stock may be issued from time to time, in one or more classes, or one or more series within any class thereof, in any manner permitted by law, as determined from time to time by Registrant's board of directors, and stated in the resolution or resolutions providing for the issuance of such shares adopted by Registrant's board of directors pursuant to authority vested in it in Registrant's Certificate of Incorporation, each class or series to be appropriately designated, prior to the issuance of any shares thereof, by some distinguishing letter, number designation or title. All shares of stock in such classes or series may be issued for such consideration and have such voting powers, full or limited, or no voting powers, and shall have such designations, preferences and relative, participating, optional, or other special rights, and qualifications, limitations or restrictions thereof, permitted by law, as shall be stated and expressed in the resolution or resolutions, providing for the issuance of such shares adopted by Registrant's board of directors pursuant to authority vested in Registrant's Certificate of Incorporation. The number of shares of stock of any class or series within any class, so set forth in such resolution or resolutions may be increased (but not above the total number of authorized shares) or decreased (but not below the number of shares thereof then outstanding) by further resolution or resolutions adopted by Registrant's board of directors pursuant to authority vested in it in Registrant's Certificate of Incorporation.

         Registrant's board of directors may determine the times when, the terms under which and the consideration for which Registrant shall issue, dispose of or receive subscriptions for its shares, including treasury shares, or acquire its own shares. The consideration for the issuance of the shares shall be paid in full before their issuance and shall not be less than the par value per share. Upon payment of such consideration, such shares shall be deemed to be fully paid and nonassessable by Registrant.

         The holders of shares of Common Stock are entitled to dividends when and as declared by the Board of Directors from funds legally available therefore and, upon liquidation, are entitled to share pro rata in any distribution to shareholders. Holders of the Common Stock have one non-cumulative vote for each share hold. There are no pre-emptive, conversion or redemption privileges, nor sinking fund provisions, with respect to the Common Stock.

         Stockholders are entitled to one vote of each share of Common Stock held of record on matters submitted to a vote of stockholders. The Common Stock does not have cumulative voting rights. As a result, the holders of more than 50% of the shares of Common Stock voting for the election of directors can elect all of the directors if they choose to do so, and, in such event, the holders of the remaining shares of Common Stock will not be able to elect any person or persons to the board of directors of Registrant.

Item 5.  Interest of Named Experts and Counsel.

         The law firm of Levine and Rapfogel is acting as special counsel to the Registrant for purposes of the preparation and filing of this Registration
Statement. Frances Katz Levine and Scott Rapfogel, shareholders of the Registrant, are principals of Levine and Rapfogel. As at July 6, 1999 Ms. Levine and her husband, Robert Levine, were the record and beneficial owners of approximately 8.4% of the Registrant's issued and outstanding common stock. As at July 6, 1999, Scott Rapfogel was the record and beneficial owner of approximately 2.4% of the Registrant's issued and outstanding common stock. In addition, each of Ms. Levine and Mr.

Rapfogel own options to purchase 2,000,000 shares of the Registrant's common stock at an exercise price of $.001 per share.

Item 6.  Indemnification of Directors and Officers.

         The Company's certificate of incorporation provides for indemnification to the fullest extent permitted by Section 145 of the Delaware General Corporation Law ("Section 145"). Pursuant thereto, the Company indemnifies its officers, directors, employees and agents to the fullest extent permitted for losses and expenses incurred by them in connection with actions in which they are involved by reason of their having been directors, officers, employees, or agents of the Company. Section 145 permits a corporation to indemnify any person who is or has been a director, officer, employee, or agent of the corporation or who is or has been serving as a director, officer, employee or agent of another corporation, organization, or enterprise at the request of the corporation, against all liability and expenses (including but not limited to attorneys' fees and disbursements and amounts paid in settlement or in satisfaction of judgments or as fines or penalties) incurred or paid in connection with any action, suit or proceeding, whether civil, criminal, administrative, investigative, or otherwise, in which he or she may be involved by reason of the fact that he or she served or is serving in these capacities, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no cause o believe his or her conduct was unlawful. In the case of a claim, action, suit or proceeding made or brought by or in the right of the corporation to procure a recovery or judgment in its favor, the corporation shall not indemnify such person in respect of any claim issue or matter as to which such person has been adjudged to be liable to the corporation for negligence or misconduct int he performance of his or her duty to the corporation, except for such expenses as the Court may allow. Any such person who has been wholly successful on the merits or otherwise with respect to any such claim, action, suit or proceeding or with respect to any claim, issue or matter therein, shall be indemnified as of right against all expenses in connection therewith or resulting therefrom. The effect of this provision in the certificate of incorporation is to eliminate the rights of the Registrant and its stockholders (through stockholders' derivative suits on behalf of the Registrant) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described above.

         The Company's By-laws provide for indemnification of the Company's officers and directors against all liabilities (including reasonable costs, expenses, attorney's fees, obligations for payment in settlement and final judgment) incurred by or imposed upon them in the preparation, conduct or compromise of any actual or threatened action, suit, or proceeding, whether civil, criminal, or administrative, including any appeals therefrom and any collateral proceedings in which they shall be involved by reason of any action or omission by them in their capacity as a director or officer of the Company, or of any other corporation which they serve as a director or officer at the request of the Company, whether or not such person is a director or officer at the time such liabilities are incurred or any such action, suit, or proceeding is commenced against them. The indemnification provided by the By-laws does not extend, however, to certain situations involving misconduct, willful misfeasance, bad faith, or gross negligence.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         Except to the extent hereinabove set forth, there is no charter provision, by-law, contract, arrangement or statute pursuant to which any director or officer of registrant is indemnified in any manner against any liability which he may incur in his capacity as such.

Item 7.  Exemption From Registration Claimed.

         Not Applicable.


Item 8.  Exhibits.

         The exhibits filed as a part of this Report or incorporated herein by reference are as follows:

Exhibit No.       Item
-----------       ----

4.1 Settlement and Retainer Agreement, dated June 25, 2999, among Registrant, Frances Katz Levine, and Scott Rapfogel

5.1 Opinion of Frances Katz Levine, Esq., regarding the legality of the securities being registered under this Registration Statement.

10.1              Employment   Agreement   dated   December   22,  1996  between
                  Registrant and Frances Katz Levine1

10.2 Amendment dated May 1, 1997, to Employment Agreement of December 22, 1996, between the Registrant and Frances Katz Levine2

10.3 Employment Agreement made as of June 22, 1998 between the Registrant and Scott Rapfogel3

24.1              Consent  of  Pinkham  &  Pinkham,   P.C.,   Certified   Public
                  Accountants Independent Auditors for the Registrant.

24.2 Consent of Frances Katz Levine, Esq., (set forth in the opinion of counsel included as Exhibit 5.1).

----------

Item 9.  Undertakings.

         (a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)      To  include  any   prospectus   required  by
                                    section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective

--------

            1 Filed with the Securities and Exchange Commission, as exhibit 10(gggg) to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1997, which exhibit is incorporated herein by reference.

            2 Filed with the Securities and Exchange Commission, as exhibit 10(hhhh) to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1997, which exhibit is incorporated herein by reference.

            3 Filed with the Securities and Exchange Commission on July 30, 1998 as Exhibit 10.3 to the Registrant's Current Report on Form 8-K dated May 27, 1998, which exhibit is incorporated herein by reference.

                                    amendment thereof) which, individually or in
                                    the   aggregate,   represent  a  fundamental
                                    change in the information set forth in the registration statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities/Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montreal, Province of Quebec, Canada, on the 26th day of July, 1999.

                                      THE TIREX CORPORATION

                                      By  /s/ Terence C. Byrne
                                          --------------------------------------
                                      Terence C. Byrne, Chairman of the Board of
                                      Directors and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

         Signature                                   Title                                 Date
         ---------                                   -----                                 ----
  /s/ Terence C. Byrne                      Chairman of the Board                       July 26, 1999
------------------------------              of Directors and Chief
  Terence C. Byrne                          Executive Officer


  /s/ Henry Meier                           Treasurer and Chief                         July 26, 1999
------------------------------              Financial and Accounting
  Henry Meier                               Officer

Majority of the Board of Directors

  /s/ Terence C. Byrne                      Director                                    July 26, 1999
------------------------------
  Terence C. Byrne


  /s/ Louis Sanzaro                         Director                                    July 26, 1999
------------------------------
  Louis Sanzaro


  /s/ Louis V. Muro                         Director                                    July 26, 1999
------------------------------
  Louis V. Muro


  /s/ Henry Meier                           Director                                    July 26, 1999
------------------------------
  Henry Meier

                             EXHIBIT INDEX

Exhibit No.                   Item                                      Page
-----------                   ----                                      ----

4.1                  Settlement and Retainer Agreement,
                     dated June 25, 2999, among Registrant,
                     Frances Katz Levine, and Scott Rapfogel            10

5.1                  Opinion of Frances Katz Levine, Esq.
                     regarding the legality of the securities
                     being registered under this Registration
                     Statement                                          15

24.1                 Consent of Pinkham & Pinkham, P.C.,
                     Certified Public Accountants
                     Independent Auditors for the Registrant            17

24.2                 Consent of Frances Katz Levine, Esq.,
                     the counsel for the Registrant (set
                     forth in the opinion of counsel included as Exhibit 5.1)